EXHIBIT 99.1

News Release
                                                                        CONTACT:
                                                                        --------
                                                            Allen T. Nelson, Jr.
                                                         Chief Financial Officer
FOR IMMEDIATE RELEASE                                     Phone:  (919) 645-6321
April 24, 2003                                 Email: anelson@capitalbank-nc.com
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    Capital Bank Corporation Reports 26% Increase in First Quarter Net Income

RALEIGH, N.C. - Capital Bank Corporation (Nasdaq: CBKN) today reported consolidated net income for the first quarter of $1,281,000 which is an improvement of $263,000 or 26% when compared to net income of $1,018,000 reported in the first quarter of 2002. The Company reported net income per share for the first quarter of $.19 per share, which is equal to the $.19 per share reported in the first quarter of 2002. Earnings per share did not increase proportionally to net income because the number of average shares outstanding increased by 1,528,000 shares between periods due to the acquisitions during 2002 of High Street Corporation and First Community Financial Corporation.

Total consolidated assets on March 31, 2003 were $856 million, an increase of $214 million or 33% compared to March 31, 2002. At March 31, 2003, loans were $622 million and deposits were $653 million, up 38% and 36%, respectively, when compared to March 31, 2002.

Commenting on the Company's results, James A. Beck, President and Chief Executive Officer said, "We are especially pleased with our overall performance in the first quarter given the continued softness in the economy. Our net interest margin, a measurement of the relative profitability of taking deposits and making loans directly to individuals and companies, has been compressed by the current low interest rate environment. On the other hand, we have been able to partially offset lower margins by taking advantage of record low long term mortgage rates through the fee income generated through our highly successful home mortgage program."

Beck continued, "We acquired High Street Bank and fully integrated it into Capital Bank in December; therefore, the three months ended March 31, 2003 represented the first full quarter of our banking operations in Asheville and Hickory. We are quite pleased with our fast start in those cities. We look forward to expanding our presence in these and a number of our other communities in the near future".

Capital Bank Corporation, headquartered in Raleigh, North Carolina, offers a broad range of financial services through its two subsidiaries, Capital Bank and Capital Bank Investment Services, Inc. Capital Bank operates 21 banking offices in Raleigh (3), Sanford (3), Burlington (3), Asheville (2), Cary (2), Oxford
(2), Hickory, Siler City, Graham, Warrenton, Woodland and Seaboard and a mortgage lending office in Greensboro. The company's website is www.capitalbank-nc.com
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Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation's filings with the Securities and Exchange Commission.


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